Exhibit 15.3
Our ref BNM\629535\3234498v2
Direct tel +852 2971 3004
E-mail barry.mitchell@maplesandcalder.com
AirMedia Group Inc.
17/F, Sky Plaza, No. 46 Dongzhimenwai Street
Dongcheng District
Beijing, 100027
People’s Republic of China
May 28, 2010
Dear Sirs
AirMedia Group Inc.
We have acted as legal advisors as to the laws of the Cayman Islands to AirMedia Group Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2009 (the “Annual Report”).
We hereby consent to the reference of our name under the heading “Item 16G Corporate Governance” in the Form 20-F. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.
Yours faithfully

/s/ Maples and Calder
Maples and Calder